Exhibit 99.1

AT THE COMPANY	ON THE WEB
Robert O’Brien	www.forestcity.net
Executive Vice President – Chief Financial Officer
216-621-6060
Jeff Linton
Vice President – Corporate Communication
216-621-6060
For immediate release
Forest City announces private transactions with certain holders of 3.625% Puttable Equity-Linked Senior Notes
CLEVELAND, Ohio – October 2, 2009 – Forest City Enterprises, Inc. [NYSE: FCEA and FCEB] today announced that it has entered into separate, privately negotiated exchange agreements with certain holders of the Company’s 3.625% Puttable Equity-Linked Senior Notes, due October 2011 (the “Old Notes”). Under the terms of the agreements, these holders have agreed to exchange their Old Notes for a new issue of 3.625% Puttable Equity-Linked Senior Notes, due October 2014 (the “New Exchanged Notes”).
The aggregate principal amount of the Old Notes exchanged was $167.4 million, or approximately 61.4 percent of the $272.5 million total outstanding of the Old Notes. In conjunction with the exchange of notes, the Company also issued an additional $32.6 million of 3.625% Puttable Equity Linked Senior Notes, due October 2014 (the “New Issue Notes,” collectively, with the New Exchanged Notes, the “New Notes”), pursuant to separate, privately negotiated purchase agreements. The New Notes have a put value price of $14.54 per share, representing a put premium of 17.2 percent above the closing price of the Company’s Class A common shares on October 1, 2009.
The New Notes and shares of Class A common stock that may be issued upon a put of the New Notes have not been registered under the Securities Act of 1933, as amended, (the “Securities Act”) or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. The net proceeds from the issuance of the New Issue Notes will be used to pay down debt with earlier maturity dates.
Closing of the exchanges and issuance described above is expected to occur on October 7, 2009. Shares of the Company’s Class A common stock, into which the New Notes are puttable, have been reserved for issuance by the Company and listed on the New York Stock Exchange.
No Solicitation
This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.